Press release

Date           January 24, 2001


               VNU ANNOUNCES EXTENSION OF TENDER OFFER FOR ACNIELSEN

               Haarlem, The Netherlands - VNU announced that its wholly owned subsidiary, Artist Acquisition, Inc., is extending its offer to purchase all outstanding shares of common stock of ACNielsen Corporation (NYSE: ART) for USD 36.75 per share, net to seller in cash, until 12:00 midnight, New York City time, on Tuesday, February 6, 2001. The offer had previously been scheduled to expire on January 23, 2001. The terms of the extended offer otherwise are identical to the offer as set forth in offering materials filed with the Securities and Exchange Commission on December 22, 2000, as amended.

               The waiting period with respect to the offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the 'HSR Act') expired at 11:59 p.m. on January 2, 2001. Accordingly, the condition to the offer requiring the expiration or termination of the waiting period under the HSR Act has been satisfied.

               VNU has received a positive advice from its Central Works' Council with respect to the bank facility and related guarantee being entered into by VNU in connection with the financing of the offer. Accordingly, the condition of the offer requiring positive advice of the Works' Council has been satisfied.

               VNU notified the European Commission of the transaction pursuant to the European Union Merger Control Regulation. In the absence of a finding by the European Commission that the transaction raises serious doubts as to its compatibility with the European Common Market, the European Commission will issue, or will be deemed to have issued, a decision declaring the transaction to be compatible with the European Common Market by February 12, 2001.

               According to Citibank N.A., the depositary for the offer, as of the close of business on January 23, 2001, a total of 44,431,060 shares of common stock of ACNielsen, or approximately 75% of the 59,577,043 shares issued and outstanding, had been validly tendered and not withdrawn pursuant to the offer (including shares tendered via guarantee of delivery).


               Press contacts:     Maarten Schikker, telephone + 31 23 546 36 00
               Investor Relations: Rob de Meel, telephone +31 23 546 36 68
               website:            news.vnu.com
                                   ------------


               VNU is one of the world's leading media and information companies and has leading market positions in marketing & media information, business information, directories, consumer information, as well as educational information. Worldwide, VNU employs approximately 16,000 people and has annual revenues of more than EUR 2.8 billion (1999).

               ACNielsen, with 21,000 employees and annual revenues of more than USD 1.5 billion, is the world's leading market research firm, offering measurement and analysis of marketplace dynamics, consumer attitudes and behavior, and new and traditional media in more than 100 countries. ACNielsen's clients include leading








               Corporate Communications
               P.O. Box 1, 2000 MA Haarlem, The Netherlands/
               Telephone +31 23 546 36 00/Fax +31 23 546 39 12
               news.vnu.com


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Press release

Date           January 24, 2001
Page           2 of 2


               consumer product manufacturers and retailers, service firms, media and entertainment companies and the Internet community.


               The offer for all the outstanding shares of ACNielsen common stock is being made through, and the foregoing announcement is qualified in its entirety by reference to, Artist Acquisition, Inc.'s Tender Offer Statement on Schedule TO, including the Offer to Purchase dated December 22, 2000, and the related letter of transmittal, which can be obtained for free, along with other filed documents, at the SEC's website www.sec.gov. ACNielsen stockholders should read the Offer to Purchase and related letter of transmittal in their entirety before making any decision as to whether to tender their shares into the offer.